Exhibit 99.10

Entrada Networks Secures $500,000 in Debt Financing

Irvine, California – February 6, 2004 – Entrada Networks, Inc. (OTCBB: ESAN) announced today that it has received $500,000 in debt financing.

As part of this financing, the Company has issued a one-year 18% Promissory Note secured by the Company’s assets and warrants to purchase 500,000 shares of common stock at a price of $0.35 per share for three years with piggyback registration rights. The Company has the right to prepay the loan without any penalties.

As previously announced on November 25, 2003, the Company has also arranged for equity financing through SBI Brightline IV, LLC, an affiliate of SBI USA, LLC, and Trilogy Investment Fund I, LLC and had agreed to sell a total of 3,000,000 shares of common stock at $0.20 per share for gross proceeds of $600,000. That financing is contingent on the effectiveness of a Registration Statement soon to be filed with the Securities and Exchange Commission.

The Company plans to use the funds for working capital, especially in the commercialization of its optical storage area network transport product line. " The availability of immediate funds allows us to keep on track with our business development plans, while the planned equity financings to follow allow us to pursue our strategy of growth through acquisitions and development of new businesses," said Dr. Kanwar J.S. Chadha, Chairman & CEO of Entrada Networks.

About Entrada Networks

Entrada Networks currently has three wholly owned subsidiaries that focus on developing and marketing products in the storage networking and network connectivity industries. Rixon Networks manufactures and sells a line of fast and gigabit Ethernet adapter cards that are purchased by large networking original equipment manufacturers as original equipment for servers, and other computer and telecommunications products. Rixon’s focus is on two- and four-port cards and drivers for highly specialized applications. Sync Research manufactures and services frame relay products for some of the major financial institutions in the U.S and abroad. The Torrey Pines subsidiary specializes in the design, development, marketing and sale of SAN transport products. Entrada Networks is headquartered in Irvine, CA.  www.entradanetworks.com

About SBI USA

SBI USA is a division of First Securities USA, Inc. member NASD/SiPC. SBI advises and sponsors high growth companies in the U.S. and Asia to help clients and portfolio companies achieve growth and strategic objectives. SBI is known for both its financial and geographic expertise. SBI provides assistance to companies in which affiliates of the firm have a material equity stake on a wide range of transactions, including financing, mergers, acquisitions, joint ventures and strategic partnerships.

Safe Harbor

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including but not limited to the following factors: 1) the ability of the Company to generate the cash flow from operations, or raise additional capital necessary to finance its ongoing businesses; 2) the ability of the Company to develop or acquire new profitable lines of business and to attract and retain management to lead this effort; 3) the continuing market acceptance of the legacy products which account for all of the Company’s current revenues; 4) the ability of the Company to generate revenues from its research and development efforts in the SAN space; 5) the much greater financial and other resources of Entrada Networks' many well-entrenched competitors; 6) the adoption of technology standards different from those under which Entrada is prepared to deliver products; and 7) such other factors as are set forth in Entrada’s annual report on Form 10-K, filed April 30, 2003, and in the reports previously filed.

Contact Information:
James G. Loofbourrow
Entrada Networks
(949) 588-2070
jloofbourrow@entradanet.com